CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Ramirez Core Bond Fund and Ramirez Government Money Market Fund, each a series of Advisor Managed Portfolios, which are included in Form N‐CSR for the period ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 27, 2025